Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

December 10, 2021

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NY 10005

Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 18,916,049.51884521 shares of Class A Common Stock, $0.0001 par value per share (the “Shares”), of Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), consisting of (i) 9,724,429 shares of Class A Common Stock (the “Initial Shares”) held by RJB Partners, LLC, Joseph N. Sanberg, Matthew B. Salzberg and certain affiliates of Mr. Salzberg (the “Selling Stockholders”) and (ii) 9,191,620.51884521 shares of Class A Common Stock (the “Warrant Shares”) underlying the warrants (the “Warrants”) held by RJB Partners LLC and Mr. Salzberg. All of the Shares are being registered on behalf of the Selling Stockholders and (i) were issued by the Company to Mr. Salzberg and RJB Partners LLC in private placements on September 15, 2021 and November 4, 2021, respectively (the “Private Placements”), pursuant to the terms of a purchase agreement dated September 15, 2021, by and among the Company, Mr. Salzberg and RJB Partners LLC (the “Purchase Agreement”), (ii) are issuable upon the exercise of the Warrants issued by the Company to Mr. Salzberg and RJB Partners LLC in the Private Placements pursuant to the Purchase Agreement, and (iii) were otherwise held by the Selling Stockholders as of September 15, 2021.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon the Purchase Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended or restated from time to time, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth. Our opinion below, insofar as it relates to the Initial Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Initial Shares.

December 10, 2021 Page 2

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, when issued, sold and delivered in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Wilmer Cutler Pickering
Hale and Dorr LLP

By:	/s/ David A. Westenberg
David A. Westenberg, a Partner